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                                                                   EXHIBIT 99.1


IBIS TECHNOLOGY ANNOUNCES PLANNED EXPANSION OF
SIMOX WAFER PRODUCTION CAPACITY, PERSONNEL AND
FACILITIES

BUSINESS WIRE - SEPTEMBER 29, 1999 08:59

DANVERS, Mass.--(BUSINESS WIRE)--Sept. 29, 1999--Ibis Technology Corporation (NASDAQ: IBIS), a leading manufacturer and supplier of SIMOX-SOI (Separation by IMplantation of OXygen / Silicon-On-Insulator) implantation equipment and wafers to semiconductor manufacturers, today announced its plan to manufacture three additional Ibis 1000 implanters for internal wafer production. These implanters will be installed for wafer production throughout the next twelve months, the first one coming on-line in the first quarter of 2000. The addition to Ibis Technology's SIMOX production facility is forecasted to increase the company's capacity to produce wafers by 150 percent. The company also plans to expand its manufacturing and engineering facility by approximately 10,000 square feet, hire approximately 40 engineering and skilled technical personnel and complete a new class 10 cleanroom over the next several quarters.

"This expansion demonstrates Ibis Technology's commitment to meeting our customers' technology requirements, both now and in the future," said Martin Reid, President and Chief Executive Officer of Ibis Technology. "Designed to unify the operations and augment the company's existing manufacturing facilities in response to the growing demand for SIMOX-SOI wafers, we are making the key capital expenditures requisite to ramp manufacturing capacity in order to serve the global SIMOX-SOI market - a dramatic benefit to be realized by our customers."

SIMOX-SOI wafers are Silicon-On-Insulator wafers that enable the production of integrated circuits which the Company believes offer significant advantages over circuits constructed on conventional silicon or epitaxial wafers. These advantages include improved microprocessing speed, reduced power consumption and higher temperature operation. Ibis' SIMOX-SOI implantation equipment consists of advanced proprietary high current Ibis 1000 oxygen implanters.

About Ibis Technology

Ibis Technology Corporation is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. The Company is a premier manufacturer and supplier of SIMOX-SOI implantation equipment and wafers for the worldwide semiconductor industry.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: The statements contained in this press release that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, the impact of the Year 2000 issue; product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis's World Wide Web site at http://www.ibis.com.
                              -------------------

    CONTACT: Ibis Technology Corporation
             Debra L. Nelson
             978-777-4247
             debra_nelson@ibis.com
             or
             Al Alioto
             978-777-4247 or 831-661-9100
             al_alioto@ibis.com
             or
             The Loomis Group, Inc.
             Charla Jones
             617-638-0022
             charla@loomisgroup.com